Exhibit 10.6

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	WELLS FARGO BANK, N.A. 2450 Colorado Boulevard Suite 3000 West Santa Monica, California 90404	SUNTRUST BANK 303 Peachtree Street Atlanta, Georgia 30308 SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326

January 28, 2014

xpedx Holding Company

c/o International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Facsimile: (901) 214-0647

Attention: C. Cato Ealy, Vice President

Project Unicorn — Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Wells Fargo Bank, N.A. (“Wells Fargo”), SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc. (“STRH” and, together with Bank of America, MLPF&S, Wells Fargo and SunTrust Bank, the “Initial Commitment Parties” and, collectively with any Additional Commitment Party, the “Commitment Parties”, “we” or “us”) that xpedx Holding Company, a Delaware corporation (“you”), proposes to effect the transactions described in the Description of the Transactions attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings given to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”), collectively, the “Commitment Letter”).

Commitments.

In connection with the Transactions, (i) each of Bank of America and Wells Fargo (each, a “35% Commitment Party”) is pleased to advise you of its several, and not joint, commitment to provide 35% and 35%, respectively, of the ABL Facility and (ii) SunTrust (a “30% Commitment Party”) is pleased to advise you of its several, and not joint, commitment to provide 30% of the ABL Facility. The commitment of each Commitment Party is collectively referred to herein as the “Commitments” and, individually, as a “Commitment”.

Titles and Roles.

It is agreed that (i) each of MLPF&S, Wells Fargo and STRH will act as a lead arranger for the ABL Facility (together with any other lead arranger, if any, appointed pursuant to the next succeeding paragraph, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of MLPF&S, Wells Fargo and STRH will act as a joint bookrunner for the ABL Facility (together with any other joint bookrunner, if any, appointed pursuant to next succeeding paragraph, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and (iii) Bank of America will act as administrative agent and collateral agent for the ABL Facility (in such capacity, the “Administrative Agent”).

You shall be entitled, on or prior to the date which is 15 business days following the date hereof, to allocate up to 40% of the aggregate Commitments to one or more additional banks, financial institutions and other institutional lenders, provided that (i) the Commitments of the Initial Commitment Parties in respect of the ABL Facility will be permanently reduced by the amount of the commitments of such appointed banks, financial institutions and other institutional lenders in respect of the ABL Facility, with such reduction allocated to reduce the Commitments of the Initial Commitment Parties on a pro rata basis according to the respective amounts of their Commitments, upon the execution by such entity (and any relevant affiliate) of customary joinder documentation and, thereafter, each such entity (and any relevant affiliate) shall become a party hereto and constitute an “Additional Commitment Party”, (ii) each Initial Commitment Party shall retain at least 20% of the aggregate Commitments with respect to the ABL Facility and (iii) no Additional Commitment Party shall assign its Commitment unless there has been a Successful Syndication (as defined in the Fee Letter) by the Initial Commitment Parties, and each such assignment shall be consummated in compliance with the Section titled “Syndication” below. Any such party (and/or any affiliate thereof designated thereby and consented to by you) (a) shall (at your option) act as joint book running manager and/or joint lead arranger for the ABL Facility and (b) may (at your option) have such other roles and titles reasonably acceptable to you and the Initial Commitment Parties; provided, however, that Bank of America shall have “left” placement in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the ABL Facility, Wells Fargo shall have the next most “left” placement, and STRH will have placement immediately “right” of Wells Fargo. In the event that you make any such allocation, the parties hereto shall enter into a letter agreement reflecting such allocation, roles and titles and providing for a corresponding reduction in the relevant Commitments hereunder of the Initial Commitment Parties and references herein and in the Fee Letter to the Commitment Parties shall thereupon be deemed to include each such Additional Commitment Party.

It is further agreed that no Lender (as defined below) or other person or entity will receive compensation or any titles with respect to the ABL Facility outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the ABL Facility, in each case unless you and we so agree.

Syndication.

The Lead Arrangers reserve the right, prior to or after execution of the ABL Documentation (as defined below), in consultation with you, to syndicate all or a portion of each Commitment Party’s Commitments to one or more banks, financial institutions and other institutional lenders that will become parties to the ABL Documentation (each Commitment Party and such banks, financial institutions and other institutional lenders becoming parties to the ABL Documentation with respect to all or a portion of the ABL Facility, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us prior to the date of this Commitment Letter and reasonably acceptable to the Initial Commitment Parties, (ii) those persons who are competitors of the Borrower, Unisource (as defined in Exhibit A hereto), or any of their respective subsidiaries that are separately identified in writing by you to us prior to the date of this Commitment Letter, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are identified in writing by you to us prior to the date of this Commitment Letter (clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”). The aggregate Commitments (x) until Successful Syndication (as defined in the Fee Letter), of the Initial

Commitment Parties, and (y) thereafter, of the Commitment Parties (including, without limitation, the Additional Commitment Parties), in each case shall be reduced dollar-for-dollar as and when commitments are received from any Lenders (other than the Commitment Parties) on a pro rata basis according to the respective amounts of the Commitments of the relevant Commitment Parties at such time; provided that, notwithstanding any other provision of this Commitment Letter, no Commitment Party will, except with the written consent of Borrower or, in the case of the Initial Commitment Parties, in connection with the appointment of any Additional Commitment Party, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and the extensions of credit to be made on such date as contemplated hereby have been made and, unless Borrower agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its Commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Each Commitment Party acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment or assumption by any assignee (other than, in the case of an Initial Commitment Party, an Additional Commitment Party) of any obligations of such Commitment Party in respect of any portion of its Commitment shall relieve such Commitment Party of its obligations hereunder with respect to such portion of the Commitments until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made.

The Lead Arrangers will manage all aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached (excluding Disqualified Lenders), titles, allocations and division of fees, all of which shall be determined by the Lead Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you. Until the Syndication Date (as defined below), you agree to, and to use commercially reasonable efforts to cause Unisource to, actively assist the Lead Arrangers in a syndication that is reasonably satisfactory to us and you, which the Lead Arrangers may commence as promptly as possible after your acceptance of this Commitment Letter, including by using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and Unisource’s existing lending relationships, to cooperate in and facilitate the completion prior to the Closing Date of an updated field examination and appraisal of the collateral to be included in the Borrowing Base to the extent relevant existing field examinations and appraisals are more than 6 months old and to provide the Lead Arrangers, promptly upon request, with all information reasonably deemed necessary by the Lead Arrangers to complete successfully the syndication, including, but not limited to, (a) information packages for delivery to potential syndicate members and participants (the “Confidential Information Memoranda”) and (b) all financial and other information as we may reasonably request with respect to you, Unisource (to the extent available to you), your subsidiaries and the transactions contemplated hereby, including, but not limited to, financial projections, models, forecasts and budgets. You also agree to make available your representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of Unisource, in each case from time to time prior to the earlier of the Successful Syndication (as defined in the Fee Letter) of the ABL Facility and 30 days after the Closing Date (such earlier date, the “Syndication Date”), to be available and to attend and make presentations regarding the business and prospects of the Combined Business (as defined in Exhibit A hereto) at one or more meetings of prospective lenders and investors at such time and place as the Lead Arrangers may reasonably request. You agree to use all commercially reasonable efforts to cause the initial definitive Confidential Information Memoranda referred to above to be delivered to potential syndicate members as promptly as possible after your acceptance of this Commitment Letter.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties or the Lead Arrangers in connection with the syndication of the ABL Facility shall be those required to be delivered pursuant to the Summary of Additional Conditions.

Before distribution of any Confidential Information Memoranda to prospective lenders, you agree that you will provide us with a letter in customary form for syndicated loan financings authorizing the dissemination of the Confidential Information Memoranda.

Information.

You hereby represent and covenant that (a) all written information (other than projections, forecasts, budgets, estimates and other forward-looking statements (collectively, the “Projections”) and information of a general economic or industry-specific nature) that has been or will be made available to us or any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby (the “Information”), when taken as a whole (and, in the case of information relating to Unisource, to the best of your knowledge), is correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us or any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby have been (or, in the case of Projections prepared after the date hereof, will be) prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof and when furnished to the Lenders (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree that if at any time prior to the Closing Date (or, if later, the Syndication Date) any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished or made available, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. You understand that in arranging and syndicating the ABL Facility we may use and rely on the Information and Projections without independent verification thereof.

Compensation.

As consideration for the Commitments of the Commitment Parties hereunder and the agreement of the Lead Arrangers to structure, arrange and syndicate the ABL Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and in the fee letter dated as of even date herewith among the parties hereto (the “Fee Letter”).

Conditions.

The Commitments of each Commitment Party and the Lead Arrangers’ agreement to perform the services described herein are subject only to the fulfillment of the following conditions (the “Conditions”): (i) there not having occurred any Spinco Material Adverse Effect (as defined in Annex I to Exhibit C) since June 30, 2013, (ii) there not having occurred any UWWH Material Adverse Effect (as defined in Annex I to Exhibit C) since June 30, 2013, and (iii) fulfillment of the conditions set forth under “Conditions to Initial Borrowing” in the Term Sheet and, upon satisfaction of such conditions (the date of satisfaction of such conditions, the “Closing Date”), the funding of the ABL Facility shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the ABL Documentation. Without limiting the conditions precedent to funding provided herein, you and we will cooperate with each other in coordinating the timing and procedures for the funding of the ABL Facility in a manner consistent with the Merger Agreement.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the ABL Documentation or any other agreement or other undertaking concerning the financing of the Merger to the contrary (this paragraph and the provisions herein shall be referred to as the “Limited Conditionality Provisions”),

(a) the terms of the ABL Documentation shall be in a form such that they do not impair availability of the ABL Facility on the Closing Date if the Conditions are satisfied (it being understood that to the extent any collateral is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense (it being understood that at a minimum (1) the granting of security interests in, and the perfection of liens on, ABL Collateral with respect to which a lien can be perfected solely by the filing of UCC-1 and Canadian Personal Property Security Act (“PPSA”) financing statements, as well as the filing of such UCC-1 and PPSA financing statements will be provided and (2) certificated equity securities of the Borrower and its domestic and Canadian subsidiaries, if any, will be delivered (to the extent required by the Term Sheet)), the delivery of such collateral (and/or the perfection of a security interest in such collateral) shall not constitute a condition precedent to the availability of the ABL Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably); and

(b) the only representations the making of which shall be a condition to availability of the ABL Facility on the Closing Date shall be the Specified Representations. For purposes hereof, “Specified Representations” means (i) such of the representations made by each of UWWH and Unisource with respect to itself and their respective subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you have the right (without liability) to terminate your obligations under the Merger Agreement, or to decline to consummate the Merger, as a result of a breach of such representations in the Merger Agreement, (ii) such of the representations made by each of Spinco and xpedx with respect to itself and its respective subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that UWWH has the right to terminate its obligations under the Merger Agreement, or to decline to consummate the Merger, as a result of a breach of such representations in the Merger Agreement and (iii) the representations and warranties set forth in the ABL Documentation relating to organizational existence, corporate power and authority, due authorization, execution and delivery and enforceability, in each case of the ABL Documentation, the incurrence of the loans, the provision of guarantees and the granting of security as contemplated herein not violating or conflicting with organizational documents of the Borrower or the Guarantors, solvency as of the Closing Date (after giving effect to the Transactions) of the Combined Business and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form attached as Annex II to Exhibit C), Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, the Patriot Act, the use of loan proceeds not violating margin regulations or FCPA, OFAC and, subject to the provisions of this paragraph, creation, validity and perfection of the security interests in the ABL Collateral.

Notwithstanding the provisions under the sections entitled “Governing Law, Etc.” and “Governing Law and Forum” in this Commitment Letter and the Term Sheet, respectively, it is understood and agreed that (x) whether any Specified Representation described in clause (b)(i) or (b)(ii) above has been breached, and whether as a result you have the right to terminate your obligations thereunder, or to decline to consummate the Merger and (y) whether there shall have been a Spinco Material Adverse Effect or a UWWH Material Adverse Effect shall be determined under the laws of the State of Delaware.

Clear Market.

From the date of this Commitment Letter until the Syndication Date, you will ensure that no debt securities or syndicated loan financing for you or any of your subsidiaries, and you will use your commercially reasonable efforts to ensure that no such debt securities or syndicated loan financing for Unisource or its subsidiaries (in each case other than replacement, extensions and renewals of existing indebtedness and any other indebtedness of you, Unisource and your and its respective subsidiaries permitted to be incurred pursuant to the Merger Agreement), in each case is announced, syndicated or placed without the prior written consent of each Commitment Party if such financing, syndication or placement would reasonably be expected to have a materially detrimental effect upon the primary syndication of the ABL Facility.

Indemnity and Expenses.

You agree to indemnify and hold harmless each of the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and their respective affiliates and each director, officer, employee, advisor and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter and the transactions contemplated hereby, the providing or syndication of the ABL Facility, the enforcement of this Commitment Letter or the Fee Letter (including any reasonable attorney fees and expenses) or the actual or proposed use of proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding related to the foregoing and to pay and reimburse each indemnified person, promptly upon request, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim; provided, however, that you shall not have to indemnify any indemnified person or any Related Person (as defined below) of such indemnified person against any claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Person (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) arising out of any breach in any material respect by such indemnified person or any Related Person of such indemnified person of this Commitment Letter or any ABL Documentation or (z) arising out of any action, suit, proceeding or claim that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any claim against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under the ABL Facility). In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, your equity holders or creditors or an indemnified person, whether or not an indemnified person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the ABL Facility or any of the Transactions is consummated. No indemnified person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding (including any inquiry or investigation) or claim referred to above. You shall not, without the prior written consent of any indemnified person, effect any settlement of any pending or threatened proceeding in respect of which such indemnified person is or could reasonably be expected to have been a party and indemnity could reasonably be expected to have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such proceeding. For purposes hereof, a “Related Person” of an indemnified person means any of its affiliates or any of its or its affiliates’ directors, officers, employees, advisors and agents. In addition, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and one local counsel per jurisdiction) of the Commitment Parties and their respective affiliates arising in connection with this Commitment Letter and in connection with the transactions described herein shall be reimbursed by you solely in the event that the Closing Date occurs. Any reimbursement hereunder shall be without duplication of any reimbursement by you to the Commitment Parties and their respective affiliates under any other agreement. Notwithstanding any other provision of this Commitment Letter, (i) no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any Related Person of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) none of you, International Paper, the Borrower, UWWH or any indemnified person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the ABL Facility, this Commitment Letter or the Fee Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

Confidentiality.

You agree that, unless the Lead Arrangers have otherwise consented (such consent not to be unreasonably withheld, conditioned or delayed), neither this Commitment Letter, the Fee Letter nor the terms hereof or thereof will be disclosed by you to any person or entity except that this Commitment Letter and the Fee Letter (but, in the case of the Fee Letter, only as contemplated in clauses (i), (ii) (to the extent the economic terms have been redacted in a manner reasonably satisfactory to the Lead Arrangers), (iv) and (v) of this sentence) may be disclosed (i) to International Paper and to your and its officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) to UWWH, Bain Capital Partners LLC, Georgia-Pacific LLC and their respective officers, directors, employees, agents, accountants, attorneys and other advisors on a “need to know” confidential basis, (iii) to any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public or regulatory filing or in any proxy statement, prospectus, offering memorandum or offering circular in connection with any of the Transactions, and (vii) to Moody’s Investor Service, Standard & Poor’s Ratings Group or any other ratings agency; it being understood that the fees contained in the Fee Letter may also be disclosed as part of a generic disclosure of aggregate sources and uses related to the fee amount, to the extent customary or required in marketing materials, ratings agency presentations, any proxy or other public filing or any other prospectus or offering memoranda.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to International Paper, the Borrower, UWWH and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender, bookmanager or lead arranger, as applicable, in connection with the ABL Facility. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the ABL Facility, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the ABL Facility or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the ABL Facility, and that any opinions or views expressed by us to you regarding such transactions do not constitute advice or recommendations to you or any of your subsidiaries and that you have consulted your own legal and financial advisors to the extent you deemed appropriate. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Commitment Letter or any matters leading up to the execution of this Commitment Letter or the ABL Documentation. This paragraph does not affect any obligations that a Commitment Party may have under any written M&A advisory agreement between a Commitment Party and you relating to the Merger.

Governing Law, Etc.

This Commitment Letter and the Commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its Commitment hereunder to one or more of its affiliates; provided that no Commitment Party shall be relieved of any portion of its Commitments hereunder (other than, in the case of an Initial Commitment Party, in connection with the assignment of Commitment to an Additional Commitment Party) prior to the funding under the ABL Facility. We agree to treat all non-public information provided to us by you as confidential information in accordance with the terms of a confidentiality agreement separately entered into between you and us.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except with the written consent of each party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each indemnified person.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the ABL Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the ABL Facility is subject to the Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. With respect to all matters relating to this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally, on behalf of itself and to the extent it may lawfully do so, its parent entities, present and future subsidiaries, affiliates, transferees, assigns, acquirers, officers, directors, employees, partners, members, shareholders, and successors in interest, (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject jurisdiction, in any State court located in the City and County of New York, (ii) agrees that all claims related to this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and/or the financing contemplated thereunder shall be heard and determined in such courts, and agrees not to assert or support any such claims other than in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which it or its properties or assets may be entitled. Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY COMMITMENT PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY COMMITMENT PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER.

Patriot Act.

We hereby notify you that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 9:00 a.m., New York City time, on January 28, 2014, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time. Upon the earliest to occur of (A) the execution and delivery of the ABL Documentation by all of the parties thereto and the occurrence of the funding of the ABL Facility, (B) the Expiration Date, if the ABL Documentation shall not have been executed and delivered by all such parties, and the funding of the ABL Facility shall not have occurred, prior to that date or (C) the closing of the Merger Agreement without the use of the ABL Facility or (D) the termination of the Merger Agreement, this Commitment Letter and the Commitments of the Lenders and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties and the Lead Arrangers shall, in their discretion, agree to an extension. “Expiration Date” means January 5, 2015.

You shall have the right to terminate this Commitment Letter and the Commitments of the Commitment Parties hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in this paragraph. The provisions of this Commitment Letter and the Fee Letter relating to the payment of fees and expenses and indemnification and the provisions of the Sections titled “Syndication”, “Clear Market”, “Confidentiality”, “No Fiduciary Relationship” and “Governing Law, Etc.” will survive the expiration or termination of this Commitment Letter (including any extensions thereof) but (x) the provisions of the Sections titled “Syndication” and “Clear Market” will survive the expiration or termination of this Commitment Letter (including any extensions thereof) only if this Commitment Letter terminates pursuant to clause (A) of the penultimate sentence of the preceding paragraph, in which case such provisions shall survive until the Syndication Date and (y) your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter and syndication of the ABL Facility, shall automatically terminate and be superseded by the ABL Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ John C. McMeramian
Name: John C. McMeramian
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ John C. McMeramian
Name: John C. McMeramian
Title: Director

[Signature Page to Commitment Letter]

WELLS FARGO BANK, N.A.

By:	/s/ Rob Griffin
Name: Rob Griffin
Title: Managing Director

[Signature Page to Commitment Letter]

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Marc P. Schlachter
Name: Marc P. Schlachter
Title: Director

SUNTRUST BANK

By:	/s/ Seth Meier
Name: Seth Meier
Title: Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

XPEDX HOLDING COMPANY

By:	/s/ C. Cato Ealy
Name: C. Cato Ealy
Title: Vice President

[Signature Page to Commitment Letter]

EXHIBIT A

DESCRIPTION OF THE TRANSACTIONS

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto.

Pursuant to the Agreement and Plan of Merger, dated as of January 28, 2014 (the “Merger Agreement”), among International Paper Company (“International Paper”), xpedx Holding Company (“Spinco”), xpedx Intermediate, LLC (“xpedx Intermediate”), xpedx, LLC (“xpedx”), UWW Holdings, LLC (“UWWH Holdco”), UWW Holdings, Inc. (“UWWH”) and Unisource Worldwide, Inc. (“Unisource”) and the Contribution and Distribution Agreement dated as of January 28, 2014 (the “Contribution Agreement”), among International Paper, Spinco, UWWH and UWWH Holdco, the following transactions (the “Transactions”) will happen:

Step 1 – International Paper will contribute (directly or indirectly) various assets and liabilities forming its xpedx business to xpedx.

Step 2 – International Paper will contribute (directly or indirectly) all of the membership interest in xpedx to xpedx Intermediate.

Step 3 – International Paper will contribute (directly or indirectly) all of the membership interest in xpedx Intermediate to Spinco.

Step 4 – xpedx will incur indebtedness under the ABL Facility (the “First Draw”) and will distribute all or a portion of the proceeds to xpedx Intermediate, which will in turn distribute such proceeds to Spinco to fund the Special Payment (as defined in the Contribution Agreement) to International Paper.

Step 5 – Spinco will make the Special Payment to International Paper.

Step 6 – International Paper will distribute all of its shares of Spinco common stock to International Paper stockholders.

Step 7 – UWWH will merge (the “Merger”) with and into Spinco, with Spinco being the surviving corporation.

Step 8 – xpedx Intermediate will merge (the “Subsidiary Merger”) with and into Unisource, with Unisource being the surviving corporation (such surviving entity, the “Combined Business”).

Step 9 – Unisource will accede to and incur indebtedness under the ABL Facility (the “Second Draw”), the proceeds of which will be used to refinance the Repaid Indebtedness (as defined below).

All third party indebtedness for borrowed money of Unisource and its subsidiaries (other than indebtedness incurred or issued pursuant to the Transactions) that is outstanding on the Closing Date will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given) (collectively, the “Repaid Indebtedness”), except for capitalized lease obligations and except for any existing third party indebtedness for borrowed money of Unisource and its subsidiaries (“Existing Indebtedness”) listed in Annex I to this Exhibit A or that the Borrower has requested to be permitted to remain outstanding with the approval of the Lead Arrangers (not to be unreasonably withheld).

A-1

ANNEX I to EXHIBIT A

Surviving Indebtedness

None.

A-2

EXHIBIT B

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:

(a) Initially, xpedx; and

(b) following the Subsidiary Merger, (x) xpedx, (y) Unisource (the “Company” and together with xpedx, the “U.S. Borrowers”), which following the Subsidiary Merger will be a wholly owned subsidiary of Spinco (Spinco being also referred to as “Holdings”) and (z) solely with respect to the Canadian ABL Facility, Unisource Canada Inc. (the “Canadian Borrower” and collectively with the U.S. Borrowers, the “Borrower Entities”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Commitment Parties, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	MLPF&S, Wells Fargo and STRH will act as lead arrangers (together with any additional lead arranger appointed pursuant to the section of the Commitment Letter entitled “Titles and Roles,” each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and MLPF&S, Wells Fargo and STRH will act as joint bookrunners (together with any additional bookrunner appointed pursuant to the section of the Commitment Letter entitled “Titles and Roles,” each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

Co-Syndication Agents:	Wells Fargo and SunTrust Bank will act as co-syndication agents for the ABL Facility.

Co-Documentation Agents:	Such Additional Commitment Parties as may be selected by the Borrower.

ABL Facility:

An asset-based revolving credit facility in an aggregate principal amount of up to $1,400 million (the “ABL Facility”), consisting of:

(i) a $1,250[2] million revolving facility made available to the U.S. Borrowers on the Closing Date (the “Tranche A U.S. Facility”, and the loans thereunder, the “Tranche A U.S. Loans”; the commitments thereunder, the “Tranche A U.S. Commitments”);

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.
[2]	Amount to be reduced by Tranche A-1 U.S. Facility amount.

(ii) a first-in, last-out facility made available to the U.S. Borrowers on the Closing Date (the “Tranche A-1 U.S. Facility”, and the loans thereunder, the “Tranche A-1 U.S. Loans”; the commitments thereunder, the “Tranche A-1 U.S. Commitments”);

(iii) a $150[3] million revolving facility made available to the Canadian Borrower on the Closing Date (the “Tranche A Canadian Facility”, and the loans thereunder, the “Tranche A Canadian Loans”; the commitments thereunder, the “Tranche A Canadian Commitments”); and

(iv) a first-in, last-out facility made available to the Canadian Borrower on the Closing Date (the “Tranche A-1 Canadian Facility”, and the loans thereunder, the “Tranche A-1 Canadian Loans”; the commitments thereunder, the “Tranche A-1 Canadian Commitments”).

The following terms shall have the following meanings:

“U.S. ABL Facility” shall mean the Tranche A U.S. Facility and the Tranche A-1 U.S. Facility.

“U.S. Loans” shall mean the Tranche A U.S. Loans and the Tranche A-1 U.S. Loans.

“U.S. Commitments” shall mean the Tranche A U.S. Commitments and the Tranche A-1 U.S. Commitments.

“Canadian ABL Facility” shall mean the Tranche A Canadian Facility and the Tranche A-1 Canadian Facility.

“Canadian Loans” shall mean the Tranche A Canadian Loans and the Tranche A-1 Canadian Loans.

“Canadian Commitments” shall mean the Tranche A Canadian Commitments and the Tranche A-1 Canadian Commitments.

“Tranche A Facility” shall mean the Tranche A U.S. Facility and the Tranche A Canadian Facility.

“Tranche A-1 Facility” shall mean the Tranche A-1 U.S. Facility and the Tranche A-1 Canadian Facility.

“Tranche A Loans” shall mean the Tranche A U.S Loans and the Tranche A Canadian Loans.

“Tranche A-1 Loans” shall mean the Tranche A-1 U.S Loans and the Tranche A-1 Canadian Loans.

“ABL Loans” (the commitments thereunder, the “ABL Commitments”) shall mean the Tranche A Loans and the Tranche A-1 Loans.

[3]	Amount to be reduced by Tranche A-1 Canadian Facility amount.

An amount to be agreed of each of the U.S. ABL Facility and Canadian ABL Facility will be available in the form of ABL Letters of Credit (as defined below). At the Company’s election, all or a portion of the Canadian Commitments may be reallocated from time to time to the U.S. ABL Facility and all or a portion of the U.S. Commitments may be reallocated from time to time to the Canadian ABL Facility up to a cap to be agreed on the maximum size of the Canadian ABL Facility.

The obligations in respect of the U.S. ABL Facility will be the joint and several obligations of each of the U.S. Borrowers. Notwithstanding anything herein to the contrary, the Canadian Borrower shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers under the ABL Facility.

The ABL Facility shall be available to be drawn in US dollars, in the case of the U.S. Loans, and in Canadian dollars, in the case of the Canadian Loans, and other currencies as may be mutually agreed.

Swingline Loans:	In connection with the ABL Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the U.S. Borrowers a $75 million swingline facility under which the U.S. Borrowers may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the U.S. ABL Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their ABL Commitments. The Swingline Lender shall provide a weekly statement of the amount of swingline loans outstanding and settle the outstanding swingline loans with the Lenders on a weekly basis.

If any Lender becomes a defaulting lender (to be defined in a manner consistent with the ABL Documentation Considerations), then the swingline exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its ABL Commitments. In the event such reallocation does not fully cover the exposure of such defaulting lender, the Swingline Lender may require the U.S. Borrowers to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the ABL Commitments in respect of the U.S. ABL Facility of the non-defaulting lenders.

Incremental Facilities:	The ABL Documentation will permit the Borrower Entities to increase commitments under the ABL Facility and the Borrower Entities and any of their restricted subsidiaries to obtain new commitments (any such increase or new commitments, an “Incremental ABL Revolving Facility”) and/or add one or more term loan facilities (each, an “Incremental ABL Term Facility”; each of the Incremental ABL Revolving Facility and the Incremental ABL Term Facility, an “Incremental Facility”); provided that (i) no Specified Default (as defined below) exists, or would exist, after giving effect thereto or, in the case of a Limited Condition Acquisition (as defined below), as of the date the definitive acquisition agreements for such Limited

Condition Acquisition are entered into, (ii) the Company shall deliver at the closing of an Incremental Facility a customary certificate bringing down the representations and warranties, except that if such Incremental Facility is incurred in connection with a permitted acquisition or investment, there shall be no requirement for the Borrower Entities to bring down the representations and warranties unless otherwise required by the lenders providing such Incremental Facility, (iii) the final maturity of any Incremental ABL Term Facility shall be no earlier than the latest final maturity of the ABL Facility and any other then-existing Incremental Facility, (iv) pricing for any Incremental ABL Revolving Facility, in the form of a last-out facility or non-U.S./non-Canadian jurisdiction facility shall be on terms as agreed with the new lenders, with no “MFN”, (v) pricing for any Incremental ABL Revolving Facility not in the form of a last-out facility or non-U.S./non-Canadian jurisdiction facility shall be on terms as agreed with the lenders providing such Incremental ABL Revolving Facility, provided that the ABL Facility shall benefit from “MFN” pricing protection with a 25 bps cushion, (vi) the borrowing base and related foreign collateral and subsidiary guarantees with respect to any non-U.S./non-Canadian jurisdiction shall be on terms agreed with the lenders providing such facility and reasonably satisfactory to the Administrative Agent, (vii) the jurisdiction and currency of any non-U.S./non-Canadian Incremental Facility shall be on terms agreed with the lenders providing such facility and reasonably satisfactory to the Administrative Agent, (viii) after giving effect to any Incremental Facility, the aggregate amount of commitments and the aggregate principal outstanding amounts under all Incremental Facilities shall not exceed $400 million and the aggregate amount of commitments under the ABL Facility and principal outstanding amounts under any Incremental ABL Term Facilities shall not exceed $1,800 million, (ix) annual amortization of an Incremental ABL Term Facility shall be subject to a cap to be agreed (but not less than 1% per annum), (x) except in the case of new commitments to non-U.S./non-Canadian subsidiaries, no Incremental Facility shall be guaranteed by subsidiaries that are not Guarantors (as defined below) or be secured on a senior basis, and (xi) any Incremental ABL Revolving Facility shall be on terms and pursuant to documentation applicable to the ABL Facility, except (a) as set forth above and (b) any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower Entities and the lenders providing such additional commitments and except in the case of an Incremental ABL Revolving Facility in the form of a last-out facility or new commitments to non-U.S./non-Canadian subsidiaries, which shall have terms as may be agreed to among the Borrower Entities and the lenders providing such facility (which terms and documentation, in the case of a last-out facility, shall be reasonably satisfactory to the Administrative Agent). Any Incremental ABL Term Facility shall reduce borrowing availability under the ABL Facility. An Incremental ABL Revolving Facility may provide commitments for additional Tranche A Loans or Tranche A-1 Loans or may be in the form of a separate “first-in, last-out” tranche (subject to customary requirements consistent with the ABL Precedent Documentation).

As used herein, “Limited Condition Acquisition” means any acquisition permitted pursuant to the ABL Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

The Borrower Entities may, but shall not be required to, seek commitments in respect of the Incremental ABL Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate, in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent, the Swingline Lender and the Issuing Bank shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender.

Purpose:	(A) The letters of credit and proceeds of ABL Loans (except as set forth below) may be used by the Borrower Entities and their subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and dividends and other permitted distributions on account of the capital stock of the Company, to finance the Transactions as set forth in Exhibit A to the Commitment Letter, to refinance indebtedness of UWWH and its subsidiaries existing on the Closing Date and to pay fees and expenses in connection with any of the foregoing.

(B) The proceeds of any Incremental Facility may be used by the Borrower Entities and their subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Company.

Availability:	Overall borrowing availability under the ABL Facility, which will be determined separately for the U.S. ABL Facility and the Canadian ABL Facility, will be equal to the lesser of (a) the aggregate amount of applicable ABL Commitments and (b) the applicable Borrowing Base (such lesser amount at any time, the “Maximum Borrowing Amount”). “Excess Availability” means at any time (x) the aggregate Maximum Borrowing Amount minus (y) the sum of the aggregate outstanding amount of ABL Loans (including protective advances), swingline borrowings (in the case of the U.S. ABL Facility), unreimbursed drawings under ABL Letters of Credit and the undrawn amount of outstanding ABL Letters of Credit under each ABL Facility. Any unutilized U.S. Borrowing Base under the U.S. ABL Facility may be utilized by the Canadian Borrower under the Canadian ABL Facility.

All borrowings shall be borrowed first as Tranche A-1 Loans and thereafter as Tranche A Loans.

Subject to the Borrowing Base, the ABL Facility will be available on and after the date that all Conditions have been satisfied (the “Closing Date”) and at any time prior to the final maturity of the ABL Facility. Additionally, subject to availability under the Borrowing Base, letters of credit issued under facilities no longer available to the Borrower Entities or their subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under such facilities. Otherwise, letters of credit and ABL Loans will be available at any time that is five business days prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate to be mutually agreed will be available to the Borrower Entities for the purpose of issuing letters of credit under the U.S. ABL Facility and the Canadian ABL Facility (the “ABL Letters of Credit”). ABL Letters of Credit will be issued by Bank of America (or an affiliate) under the U.S. ABL Facility and under the Canadian ABL Facility and/or, in each case, one or more other Lenders who agree to issue such letters of credit reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each ABL Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any ABL Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent agreed to by the Issuing Bank and cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank). The face amount of any outstanding ABL Letter of Credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Drawings under any ABL Letter of Credit shall be reimbursed by the relevant Borrower Entity (whether with its own funds or with the proceeds of loans under the ABL Facility) within one business day after notice of such drawing is received by it from the relevant Issuing Bank (with interest payable thereon as customarily provided). The Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their ABL Commitments, and to fund such participations in the event the Borrower Entities do not reimburse an Issuing Bank for drawings within the time period specified above.

If any Lender becomes a defaulting lender, then the ABL Letter of Credit exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its commitments. In the event that such reallocation does not fully cover the ABL Letter of Credit exposure of such defaulting lender, the applicable Issuing Bank may require the Borrower Entities to cash collateralize such “uncovered” exposure in respect of each outstanding ABL Letter of Credit and will have no obligation to issue new ABL Letters of Credit, or to extend, renew or amend existing ABL Letters of Credit to the extent ABL Letter of Credit exposure would exceed the ABL Commitments of the non-defaulting lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity:

The ABL Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date.

The ABL Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Commitments or commitments under any Incremental ABL Facility (which may include, among other things, an increase in the interest rate payable with respect to the loans under such facilities or the undrawn commitment fee payable with respect to such commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower Entities and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Borrowing Base:	The Borrowing Base will be calculated separately for the U.S. Borrowers and the Canadian Borrower. In each case, it will be comprised of the Tranche A Borrowing Base plus the Tranche A-1 Borrowing Base (together the “Borrowing Base”).

The “Tranche A Borrowing Base” at any time shall equal the sum of:

(a)    the lesser of 85% of the appraised net orderly liquidation value of eligible inventory and 85% of the cost of eligible inventory (in each case including eligible in-transit and letter of credit inventory) of the relevant Borrower Entities and the relevant Guarantors, plus

(b) 85% of eligible accounts receivable of the relevant Borrower Entities and the relevant Guarantors, plus

(c) 90% of eligible credit card receivables of the relevant Borrower Entities and the relevant Guarantors, minus

(d) customary reserves (as described below).

The “Tranche A-1 Borrowing Base” at any time shall equal the sum of:

(a)    the lesser of 5% of the appraised net orderly liquidation value of eligible inventory and 5% of the cost of eligible inventory (in each case including eligible in-transit and letter of credit inventory) of the relevant Borrower Entities and the relevant Guarantors, plus

(b) 5% of eligible accounts receivable of the relevant Borrower Entities and the relevant Guarantors, plus

(c) 5% of eligible credit card receivables of the relevant Borrower Entities and the relevant Guarantors.

Eligibility criteria for eligible inventory, eligible accounts receivable, eligible credit card receivables, eligible in-transit inventory and eligible letter of credit inventory shall be set forth in the ABL Documentation in a manner consistent with the ABL Documentation Considerations.

The Borrowing Base will be computed by the Borrower Entities monthly (or more frequently as the Borrower Entities may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower Entities’ computation of the Borrowing Base will be delivered to the Administrative Agent promptly, but in no event later than the 25th calendar day following the end of each calendar month; provided, however, that during the continuance of a Cash Dominion Period, the Borrower Entities will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which such Cash Dominion Period is cured or waived; provided, further, that in the event of a sale or other disposition of a material amount of ABL Priority Collateral (or a sale or other disposition of the stock of a Borrower Entity or a Guarantor that owns a material amount of ABL Priority Collateral), promptly following the consummation of such sale or other disposition, the Borrower Entities will be required to deliver an updated Borrowing Base Certificate which computes the Borrowing Base after giving effect to such sale or other disposition.

The Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion (as defined in the ABL Precedent Documentation), with five business days’ prior written notice to the Borrower Entities.

Guarantees:	All obligations of the Borrower Entities under the ABL Facility (the “Borrower ABL Obligations”) and under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”) if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) and obligations under cash management arrangements, in each case identified by the Borrower Entities and entered into with a Lender, Lead Arranger, Joint Bookrunner, the Administrative Agent or any affiliate of a Lender, Lead Arranger, Joint Bookrunner or the Administrative Agent at the time such transaction is entered into as well as certain non-lender parties (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “ABL Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of the Borrower Entities (the “Subsidiary Guarantors”) and by Holdings (together with the Subsidiary Guarantors, the “Guarantors”; the Guarantors together with the Borrower Entities, the “Loan Parties”); provided that the Subsidiary Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary (x) that is prohibited from guaranteeing the ABL Facility by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), or (y) that would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or (z) for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”), or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect non-U.S. subsidiary (other than, solely in the case of the Canadian ABL Facility, any direct or indirect wholly owned restricted subsidiary of the

Borrower Entities that is organized under the laws of Canada or any province or other political subdivision thereof and, where such entity organized in Canada is an entity other than a corporation, which is a resident of Canada for the purposes of the Income Tax Act (Canada) (each, a “Canadian Subsidiary”)) of the Company (it being understood that a direct or indirect U.S. subsidiary of the Company, substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto (a “FSHCO”), will be deemed a non-U.S. subsidiary for purposes of this provision) or any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of a Borrower Entity and (e) any not-for-profit subsidiaries, captive insurance companies or other special purpose subsidiaries.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Notwithstanding anything herein to the contrary, no Canadian Borrower or Canadian Subsidiary shall be required to guarantee the obligations of any Borrower Entity or Guarantor under the U.S. ABL Facility.

Security:	Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Borrower ABL Obligations, the ABL Guarantees and the Hedging/Cash Management Arrangements (collectively, the “ABL Secured Obligations”) will be secured by:

(i) a perfected first priority (subject to certain permitted liens) security interest in substantially all personal property of the Borrower Entities and the Guarantors consisting of all accounts receivable, credit card receivables, other receivables, inventory, cash, deposit accounts, securities and commodity accounts, documents, supporting obligations, books and records related to the foregoing (but excluding, for the avoidance of doubt, intellectual property; provided that, subject to any applicable intercreditor agreements, the Administrative Agent shall have a license allowing the use of such intellectual property and customary access rights as may be necessary or desirable for the liquidation of the ABL Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non-ABL Collateral) and general intangibles evidencing, governing, securing or otherwise relating to the foregoing (the “ABL General Intangibles”) other property that is customarily treated as priority collateral for similar asset-based lending facilities and, in each case, proceeds (including insurance proceeds) in respect thereof (other than Excluded Collateral (to be defined in a mutually agreeable manner given effect to the ABL Documentation Considerations), the “ABL Priority Collateral”).

(ii) a security interest in substantially all the present and after-acquired tangible and intangible assets of the Borrower Entities and each Subsidiary Guarantor, and in the capital stock of the Borrower Entities, including the capital stock of Unisource owned by Holdings (collectively, but excluding the ABL Priority Collateral, Excluded Collateral and Excluded Assets (to be defined in a mutually agreeable manner), the “Non-ABL Priority Collateral” and together with the ABL Priority Collateral, the “ABL Collateral”), which may be second in priority (subject to an intercreditor agreement in form and substance generally consistent with the ABL Documentation Precedent, taken as a whole) to the extent the Borrower Entities have incurred obligations secured by a first priority lien on the Non-ABL Priority Collateral and which shall include (except as to Excluded Assets) but not be limited to (a) a perfected pledge of all the capital stock of the Borrower Entities and each direct, wholly owned material restricted subsidiary held by the Borrower Entities or any Subsidiary Guarantor (which pledge, in the case of the U.S. ABL Facility and any non-U.S. subsidiary, shall be limited to 65% of each series of capital stock of such foreign subsidiary, it being understood that a FSHCO will be deemed a non-U.S. subsidiary for purposes of this provision) and (b) perfected security interests in, and mortgages on, equipment, general intangibles (other than ABL General Intangibles), investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing (it being understood that, in the case of any material fee-owned real property located in a flood zone, evidence of appropriate flood insurance shall be presented to the Collateral Agent prior to or concurrently with any mortgage being granted thereon).

The pledges of and security interests in and mortgages on the ABL Priority Collateral and the Non-ABL Priority Collateral granted by each of the Borrower Entities and Guarantors shall secure its own respective ABL Secured Obligations. For the avoidance of doubt, (I) no actions in any non-U.S./non-Canadian jurisdiction or required by the laws of any non-U.S./non-Canadian jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or Canada or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S./non-Canadian jurisdiction) and (II) to the extent not automatically perfected by filings under the Uniform Commercial Code or PPSA in the proper jurisdictions, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (but excluding the assets described in (x) clause (ii)(a) above and deposit accounts and (y) securities accounts as described under the heading “Cash Dominion”).

All the above-described pledges, security interests and mortgages shall be created on terms substantially similar to those set forth in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations (as defined below); and none of the ABL Collateral shall be subject to other pledges, security interests or mortgages, other than certain customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Documentation, substantially similar to the exceptions and baskets set forth in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations. Without limiting the foregoing, the ABL Documentation will allow additional debt that is permitted under the ABL Documentation to be incurred and secured on a junior priority basis with respect to the ABL Priority Collateral and on (at the Borrower’s option) a first, pari passu or junior priority basis with respect to the Non-ABL Priority Collateral.

Notwithstanding the foregoing, all assets included in the Borrowing Base shall be included in the ABL Collateral and the ABL Priority Collateral.

Notwithstanding anything herein to the contrary, the ABL Secured Obligations of the U.S. Borrowers and the Subsidiary Guarantors (other than Canadian Subsidiaries) shall not be required to be secured by any ABL Collateral of the Canadian Borrower or the Canadian Subsidiaries.

Cash Management/Cash Dominion:	The Borrower Entities and the Guarantors shall use commercially reasonable efforts to obtain account control agreements on the primary domestic (and, solely in the case of the Canadian ABL Facility, Canadian) concentration accounts of the Borrower Entities and the Guarantors as soon as possible and in any event within 120 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree). If such arrangements are not obtained within 120 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), the Borrower Entities and the Guarantors shall be required to use commercially reasonable efforts to move their bank accounts to the Administrative Agent or another bank that will provide control agreements. During a Cash Dominion Period (as defined below), all amounts in controlled concentration accounts (or in any other material deposit account that is not swept on a regular basis into a controlled concentration account) will be swept into a collection account maintained with the Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds consistent with the ABL Documentation Considerations (which shall include maintenance of funds by the Borrower Entities and Guarantors, subject to customary limitations and in an amount to be agreed, for purposes of funding ongoing operations and working capital requirements, including, subject to such limitations, when extensions of credit are not permitted under the ABL Facility).

“Cash Dominion Period” means the period (a) from the date that Specified Availability is less than the 10% Trigger on any five consecutive business days, continuing until Specified Availability exceeds the 10% Trigger for 20 consecutive calendar days or (b) from the date on which a Specified Default has occurred, for so long as such Specified Default is continuing.

“10% Trigger” means at any time of determination the greater of (x) 10% of the Maximum Borrowing Amount and (y) $90 million.

“Specified Default” shall mean any payment or bankruptcy event of default, a misrepresentation of the Borrowing Base in any material respect, a failure to deliver any required Borrowing Base Certificate (following the applicable grace period) and any event of default arising from breach of the cash management provisions (following the applicable grace period).

“Specified Availability” shall mean at any time the sum of Excess Availability plus Specified Unrestricted Cash (to be defined in a mutually agreeable manner giving effect to the ABL Documentation Considerations and subject to appropriate reporting requirements) (but excluding the cash proceeds of any Specified Equity Contribution) plus Specified Suppressed Availability.

“Specified Suppressed Availability” shall mean an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the ABL Commitments; provided that if Excess Availability is less than the lesser of (i) 5% of the lesser of (x) the aggregate amount of the ABL Commitments and (y) the Borrowing Base and (ii) $50 million, Specified Suppressed Availability shall be zero.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding ABL Loans, unreimbursed ABL Letter of Credit drawings and undrawn ABL Letters of Credit under any given ABL Facility exceeds the Maximum Borrowing Amount for that ABL Facility, then the relevant Borrower Entity will be required to repay outstanding ABL Loans and cash collateralize outstanding ABL Letters of Credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments. So long as there are any Tranche A Loans outstanding, prepayments shall be applied first to a prepayment of Tranche A Loans.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time on one business day’s notice (which notice may be revocable), in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary payments shall be applied first to accrued interest on the amount of Tranche A Loans prepaid, second, to the outstanding Tranche A Loans as directed by the Borrower, third, to accrued interest on the amount of Tranche A-1 Loans prepaid and fourth, to the outstanding Tranche A-1 Loans as directed by the Borrower.

Conditions to Initial Borrowing:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date (including the First Draw and the Second Draw) will be subject solely to (a) the applicable conditions set forth in the Section of the Commitment Letter titled “Conditions” and in the Summary of Additional Conditions, (b) the condition that the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (c) delivery of a Borrowing Base Certificate prepared as of the last day of the last month ended at least 25 calendar days prior to the initial extension of credit.

Conditions to All Borrowings:	After the Closing Date, the making of each extension of credit under the ABL Facility (except in connection with certain incurrences, including under any Incremental ABL Facility) shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects on such date (although any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the Borrowing Base.

ABL Documentation:	The definitive financing documentation for the ABL Facility (the “ABL Documentation”) shall initially be drafted by counsel for the Borrower Entities and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Merger Agreement, and taking into account the timing of the syndication of the ABL Facility and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower Entities and the Lead Arrangers shall reasonably agree; it being understood and agreed that the ABL Documentation shall be based on, and substantially consistent with, after giving effect to the specific terms set forth in this

Exhibit B, (x) that certain ABL Credit Agreement, dated as of April 12, 2012, among HD Supply, Inc. and the other Loan Parties (as therein defined) party thereto, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent, and the other lenders from time to time party thereto, together with the guarantee, security and intercreditor documentation delivered in connection therewith (the “ABL Precedent”) and (y) for those provisions not addressed in the ABL Precedent, recent large, broadly syndicated asset-based lending facilities for affiliates of major private equity sponsors (collectively, the “ABL Precedent Documentation”) and subject to (a) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (b) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower Entities and their subsidiaries, (c) such other modifications to reflect the operational and strategic requirements of the Borrower Entities and their subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections, (d) modifications to reflect changes in law or accounting standards since the date of the ABL Precedent Documentation and (e) modifications to reflect reasonable administrative, agency and operational requirements of the Administrative Agent (collectively, the “ABL Documentation Considerations”).

Representations and Warranties:	Usual for facilities and transactions of this type, in each case (including as to exceptions, qualifications and limitations for materiality) consistent with asset-based syndicated loan financings and no less favorable than the ABL Precedent Documentation (to be applicable to Holdings, the Borrower Entities and their restricted subsidiaries only): financial statements; solvency on the Closing Date; no Material Adverse Effect (as defined below) (after the Closing Date); corporate existence and good standing; compliance with laws (including the Patriot Act, FCPA and OFAC); corporate power and authority; enforceability of ABL Credit Facility Documentation; governmental and third-party consents; no conflict with law, contractual obligations or organizational documents; no material litigation or proceedings; no defaults (after the Closing Date); ownership of property; intellectual property; taxes; governmental regulation (including Federal Reserve and margin regulations); ERISA and Canadian pension laws; creation and perfection of security interests; Investment Company Act; ownership of subsidiaries; use of proceeds; environmental matters; eligible accounts and eligible inventory; and accuracy of disclosure to the Closing Date.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or would reasonably be expected to have a material and adverse effect on (a) the business or financial condition of the Borrower Entities and their restricted subsidiaries, taken as a whole, (b) the ability of the Borrower Entities and the Guarantors, taken as a whole, to perform their payment obligations under the ABL Documentation or (c) the rights and remedies of the Administrative Agent and the Lenders under the ABL Documentation, taken as a whole.

Affirmative Covenants:	Usual for facilities and transactions of this type in each case (including as to exceptions, qualifications and limitations for materiality) consistent with asset-based syndicated loan financings but, in any event, no more restrictive than the ABL Documentation Precedent, to apply to the Company and its material restricted subsidiaries and limited to the following: delivery of annual audited and quarterly unaudited consolidated financial statements prepared in accordance with GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarters of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statement after the Closing Date), and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit (other than any exception or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the ABL Facility or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), quarterly delivery of a management discussion and analysis, customary annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), officers’ compliance certificates, borrowing base certificates and appropriate supporting data for such borrowing base certificates, copies of financial statements or other reports sent to public security holders or filed with the SEC; copies of any registrations or amendments filed with the SEC; and other information reasonably requested by the Administrative Agent, payment of taxes, maintenance of existence, maintenance of property; insurance, visitation and inspection rights (including field exams and appraisal rights (subject to limitations to be agreed (but in any event no less favorable than such limitations in similar asset-based syndicated loan financings) on the number of appraisals and field examinations that may be conducted in any calendar year), notices of defaults, material litigation, material ERISA, material Canadian pension law, material environmental events and material loss, damage or destruction to the ABL Collateral; compliance with environmental laws; and provision of guarantees by after-acquired subsidiaries and security interests in after-acquired property.

Negative Covenants:	Usual for facilities and transactions of this type in each case (including as to exceptions, qualifications and limitations for materiality) consistent with asset-based syndicated loan financings but, in any event, no more restrictive than that certain Credit Agreement, dated as of March 15, 2011 and as amended, supplemented or otherwise modified prior to the date hereof, among Unisource, Graphic Communications Holdings, Inc., Unisource Canada, UWWH, the subsidiaries of UWWH from time to time party thereto, Bank of America, N.A., as administrative agent, and the other lenders from time to time party thereto (the “Existing Unisource Credit Agreement”) and the ABL Precedent Documentation, to apply to the Company and its material restricted subsidiaries and limited to the following:

a)      limitations on mergers, consolidations and sales of all or substantially all assets (with exceptions to include mergers, consolidations and sales upon satisfaction of the Payment Condition);

 b)    limitations on dividends, prepayment of subordinated debt and other restricted payments, which shall permit, among other things, dividends, prepayment of subordinated debt and other restricted payments up to the Available Amount Basket if there is no continuing default or event of default and the Consolidated Coverage Ratio is at least equal to 2.00 to 1.00 (in addition, other baskets shall permit (i) customary payments or distributions to pay the tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower Entities or their subsidiaries or such parent’s ownership of the Borrower Entities or their subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) subject to no continuing event of default, dividends, distributions or redemptions using the Available Equity Basket, (iv) dividends, distributions or redemptions in connection with the Transactions, (v) subject to no continuing Specified Default, an annual dividend to shareholders in an amount per annum equal to up to 6% of the market capitalization of Spinco (provided that any payment made in reliance on this clause (v) shall be included as a fixed charge in subsequent calculations of the Fixed Charge Coverage Ratio), (vi) dividends, restricted acquisitions and other restricted payments upon satisfaction of the Payment Condition, (vii) the Special Payment and any earn-out payable to International Paper as contemplated under the Contribution Agreement, (viii) payments in respect of the Tax Matters Agreement and the Tax Receivable Agreement (each as defined in the Merger Agreement) and distributions to Holdings to allow Holdings to make such payments, (ix) refinancing or exchanges of subordinated debt for permitted debt, (x) conversion of subordinated debt to common or “qualified preferred” equity and (xi) other customary exceptions applicable to the prepayment of subordinated debt;

c)      limitations of changes in the nature of business;

d)      limitations on the incurrence of debt and guaranties, which shall permit, among other things, (i) indebtedness constituting indemnities and adjustments under the Contribution Agreement or the Merger Agreement, (ii) indebtedness under non-speculative hedging arrangements or under agreements providing cash management services or similar financial accommodations, (iii) permitted receivables securitizations and factoring arrangements, (iv) any indebtedness of the Company and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding, (v) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with permitted acquisitions, (vi) certain guarantee obligations, (vii) indebtedness (including purchase money indebtedness) incurred in connection with the acquisition, leasing, construction or improvement of fixed assets, (viii) indebtedness incurred or assumed in connection with, or as a result of, a permitted acquisition, (ix) indebtedness constituting a permitted investment in a subsidiary of the Company, (x) secured indebtedness of the Company or any of its restricted subsidiaries subject to pro forma compliance with a Consolidated Net Secured Leverage Ratio (to be defined in a manner consistent with the ABL Precedent Documentation) to be mutually agreed, (xi) a general debt basket in an amount to be agreed, (xii) a foreign subsidiary debt basket in an amount to be agreed, (xiii) indebtedness incurred to finance insurance premiums of the Company and its restricted subsidiaries, (xiv) indebtedness incurred upon satisfaction of the Payment Condition, (xv) other customary exceptions, and (xvi) permitted refinancings of any of the foregoing;

  e)   limitations on liens, which shall permit, among other things, (i) liens in effect as of the Closing Date, (ii) liens on fixed assets securing capital leases and purchase money indebtedness, (iii) liens, other than pari passu or senior liens, on accounts or inventory of the Loan Parties, except with the consent of the Administrative Agent (such consent not to be unreasonably withheld) (with junior liens on accounts or inventory of Loan Parties to be subject to intercreditor arrangements generally consistent with the ABL Documentation Precedent, taken as a whole) incurred in connection with, or as a result of, a permitted acquisition, (iv) a general lien basket in an amount to be agreed, (v) a foreign subsidiary lien basket equal to the size of the foreign subsidiary debt basket, (vi) liens on insurance policies, (vii) liens securing indebtedness permitted under clause (x) of paragraph (d) above, which liens shall be subject to an intercreditor agreement in form and substance generally consistent with the ABL Documentation Precedent, taken as a whole, and (vii) other customary liens;

 f)     limitations on transactions with affiliates above a threshold to be agreed;

 g)    limitations on investments and acquisitions, which shall permit, among other things, (i) subject to no continuing event of default, unlimited investments in Holdings, the Borrower Entities and their restricted subsidiaries (subject to a cap on investments in non-Guarantors of not less than the greater of a dollar amount to be agreed and a percentage of Consolidated EBITDA to be agreed for the most recently ended four quarter period), (ii) investments in connection with the Transactions, (iii) subject to no continuing event of default, investments using the Available Equity Basket, (iv) intercompany investments by credit parties in non-credit parties so long as such investments are part of a series of transactions that results in the proceeds of the intercompany investments ultimately being invested in (or distributed to) a credit party, (v) intercompany investments, reorganizations and related activities (except to the extent that, as a result thereof, the Borrower Entities cease to exist or their ability to repay the extensions of credit under the ABL Facility is materially impaired) related to tax planning and reorganization (1) that have been identified to the Lead Arrangers by the Company prior to the date hereof, or that have been identified to the Lead Arrangers between the date hereof and the Closing Date and are consented to by the Lead Arrangers (such consent not to be unreasonably withheld), or (2) so long as after giving effect thereto, the security interest of the Lenders in the ABL Collateral, taken as a whole, is not impaired in any material respect (it being understood that the contribution of the equity interests of one or more “first-tier” foreign subsidiaries to a newly created “first-tier” foreign subsidiary shall be permitted), (vi) intercompany loans, advances or indebtedness having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business, subject to a cap to be agreed, (vii) certain scheduled acquisitions that have been identified to the Lead Arrangers by the Company prior to the Closing Date, (viii) investments existing on the Closing Date, (ix) investments and acquisitions upon satisfaction of the Payment Condition, and (x) other customary exceptions; and

 h)    limitations on negative pledge clauses.

In addition, Holdings will be subject to a covenant relating to its passive holding company status.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the ABL Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in the ABL Precedent Documentation and no less favorable than those set forth in the Existing Unisource Credit Agreement, but adjusted to reflect the ABL Documentation Considerations; provided that, subject to the ABL Documentation Considerations, all monetary baskets will include basket builders based on a percentage of consolidated total assets or other financial metric, to be agreed, of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket.

The “Available Amount Basket” shall mean a cumulative amount equal to (a) 50% of cumulative consolidated net income, plus (b) the cash proceeds of new public or private equity issuances of any parent of the Company or the Company (other than disqualified stock and the proceeds of any Specified Equity Contribution), plus (c) capital contributions to the Company made in cash or cash equivalents (other than disqualified stock and the proceeds of any Specified Equity Contribution), plus (d) the net cash proceeds received by the Company from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity (the Available Amount Basket attributable to clause (b), (c) and (d), the “Available Equity Basket”).

In the case of the incurrence of a Limited Condition Acquisition, at the Borrower’s option, the relevant ratios and baskets shall be determined as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and shall be calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date.

Payment Condition:	The ABL Facility will permit unlimited (i) mergers, consolidations and sales of all or substantially all assets, (ii) dividends, prepayments of subordinated debt and other restricted payments, (iii) unsecured indebtedness and (iv) acquisitions and investments, so long as the Payment Condition is satisfied at the time of such transaction.

“Payment Condition” means, at any date of determination with respect to a specified payment, (i) after giving pro forma effect to such specified payment, the Fixed Charge Coverage Ratio is at least 1.00 to 1.00 on a trailing four quarter basis and tested based on the most recently completed fiscal quarter for which financial statements were (or were required to have been) delivered, (ii) after giving pro forma effect to such specified payment, no 10% Liquidity Event has occurred and is continuing; provided, however, that the condition set forth in clause (i) shall not be applicable if, after giving pro forma effect to such specified payment, no 15% Liquidity Event has occurred and is continuing and (iii) no Specified Default has occurred and is continuing or would exist immediately after giving effect to the making of such specified payment.

“10% Liquidity Event” means Specified Availability under the ABL Facility is less than the 10% Trigger for two consecutive Business Days until Specified Availability exceeds or is equal to the 10% Trigger for 30 consecutive days.

“15% Liquidity Event” means Specified Availability under the ABL Facility is less than the greater of (i) 15% of the Maximum Borrowing Amount and (ii) $135 million for two consecutive Business Days until Specified Availability exceeds or is equal to the greater of (i) 15% of the Maximum Borrowing Amount and (ii) $135 million for 30 consecutive days.

Financial Maintenance Covenant:	If Specified Availability under the ABL Facility is less than the 10% Trigger and continuing until Specified Availability is greater than or equal to the 10% Trigger for 20 consecutive calendar days (such period, a “Compliance Period”), the Borrower shall comply on a quarterly basis with a minimum Fixed Charge Coverage Ratio of at least 1.00 to 1.00 on a trailing four quarter basis and tested (i) immediately upon the occurrence of the 10% Trigger based on the most recently completed fiscal quarter for which financial statements were (or were required to have been) delivered and (ii) on the last day of each fiscal quarter of the Borrower ending during a Compliance Period.

For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio covenant, cash equity contributions (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower within 10 business days after the occurrence of the 10% Trigger or otherwise on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of calculating Consolidated EBITDA, determining pricing, financial ratio-based conditions and any financial ratio-based or Consolidated EBITDA-based baskets with respect to the covenants contained in the ABL Documentation (other than the foregoing Fixed Charge Coverage Ratio covenant), (d) during the term of the ABL Facility, no more than five Specified Equity Contributions may be made, (e) the Lenders shall not have any obligation to fund advances under the ABL Facility until the Specified Equity Contribution necessary to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio for the relevant fiscal quarter has been made, and (f) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Fixed Charge Coverage Ratio for the fiscal quarter for which such Specified Equity Contribution is deemed applied; provided that, to the extent such proceeds are applied to prepay indebtedness, actual reductions in interest expense incurred shall be reflected in determining compliance with the Fixed Charge Coverage Ratio in subsequent fiscal quarters. The ABL Documentation will contain a customary standstill provision with respect to the exercise of remedies during the period in which a Specified Equity Contribution could be made.

Financial Definitions:	Consolidated EBITDA, Consolidated Coverage Ratio, Consolidated Interest Expense, Consolidated Net Income, Fixed Charge Coverage Ratio and other financial definitions shall be consistent with the equivalent definitions of such terms in the ABL Precedent Documentation, after giving effect to ABL Documentation Considerations, in each case as modified as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Borrower and (ii) address technical clarifications, and in any event shall be no less favorable to the Borrower Entities, with regard to add-backs or otherwise, than the equivalent definitions in the Existing Unisource Credit Agreement.

Unrestricted Subsidiaries:	The ABL Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the following terms and conditions: (a) the satisfaction of the Payment Condition and (b) no event of default under the ABL Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the ABL Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the ABL Documentation.

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (including, without limitation, the financial covenant) (subject, in the case of affirmative covenants (other than notices of default, maintenance of each Borrower Entity’s existence, failure to deliver the Borrowing Base Certificate (subject to a five Business Day cure period) and failure to comply with the cash management covenant (during a Cash Dominion Period, and subject to a 15-day grace period outside of a Cash Dominion Period) and the use of proceeds covenant, in which cases no cure period shall apply), to a 30-day grace period); incorrectness of representations and warranties in any material respect (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Spinco, or the Borrower Entities or their material restricted subsidiaries (with a 60-day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or Canadian pension law events; actual or asserted (in writing) invalidity of significant Guarantees or security interest in ABL Collateral or the failure of any such security interest in the ABL Collateral to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby; and change of control (it being understood that Bain Capital Partners LLC, Georgia-Pacific LLC and their respective affiliates shall be “permitted holders”).

Voting:	Amendments and waivers of the ABL Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans, letter of credit exposure and unused commitments under the ABL Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such Lender has agreed) such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees, (C) extensions of final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest or fees and (D) changes in the currency in which any ABL Loan or reimbursement obligation in respect of any ABL Letter of Credit is payable, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the ABL Guarantees or releases of all or substantially all of the ABL Collateral, (iii) the consent of a 66 2⁄3% of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans) (the “Supermajority”) shall be required with respect to (A) any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability, including increases in advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion), (B) any change to waterfall provisions after enforcement or to the priority of the ABL Collateral to any priority subordinated to the initial priority of such ABL Collateral and (C) amendments, modifications or waivers of any provision of the conditions precedent to making ABL Loans, issuing ABL Letters of Credit or making other extensions of credit after the Closing Date, (iv) the consent of the Swingline Lender and/or the Issuing Banks will be required for any amendment that modifies swing-line specific provisions or letter of credit specific provisions, as applicable and (v) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting lenders shall not be included in the calculation of Required Lenders or Supermajority.

The ABL Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

Cost and Yield Protection:	The ABL Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the ABL Precedent Documentation (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices).

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign (other than to Disqualified Lenders or the Borrower or any of its affiliates) ABL Loans and ABL Commitments or any Incremental ABL Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default or for assignments to existing Lenders. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $25,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Commitment Parties or any of their affiliates).

The Lenders will be permitted to sell participations (other than to Disqualified Lenders to the extent that a list of Disqualified Lenders has been provided to the Lenders) in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:	The Borrower Entities shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the due diligence investigation (including one inventory appraisal and one field exam), the syndication of the ABL Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the ABL Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The ABL Documentation will contain indemnification provisions consistent with the ABL Precedent Documentation.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the ABL Facility will be, at the option of the Borrower, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%; provided, that any borrowings of Tranche A-1 Loans shall, at the option of the Borrower, initially bear interest at Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrowing Base Certificate for the first full fiscal quarter completed after the Closing Date, interest rate margins under the ABL Facility shall be determined by reference to the following grid based on the average Excess Availability during the immediately preceding fiscal quarter.

Excess Availability as a percentage of the Maximum Borrowing Amount	Applicable Margin for Adjusted LIBOR and BA Equivalent Loans	Applicable Margin for ABR Loans and Canadian Prime Rate Loans
> 66.6%	1.25%	0.25%
≤ 66.6 but >33.3%	1.50%	0.50%
≤ 33.3%	1.75%	0.75%

; provided, that any borrowings of Tranche A-1 Loans shall bear interest at Adjusted LIBOR or ABR, as applicable, plus the Applicable Margin set forth above plus 125 basis points.

All swingline loans will be ABR loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to all relevant Lenders, 9 or 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Lenders pro rata in accordance with the amount of each such Lender’s ABL Commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee for the account of ABL Lenders (other than defaulting lenders) of 0.25% per annum (or, if the average daily unused portion of the ABL Facility exceeds 50%, 0.375%, in each case on the average daily unused portion of the ABL Facility payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such Lender’s ABL Commitment, with exceptions for defaulting lenders.

EXHIBIT C

SUMMARY OF ADDITIONAL CONDITIONS4

1. The Merger shall be consummated substantially concurrently with the funding of the ABL Facility substantially in accordance with the Merger Agreement without any waiver or amendment thereof, or consent thereunder, that is materially adverse to the Lenders unless consented to by Commitment Parties holding more than 50% of the aggregate Commitments (such consent not to be unreasonably withheld), it being understood and agreed that neither any change to the xpedx Valuation Percentage (as defined in the Merger Agreement) nor any increase or reduction in the Special Payment shall be deemed to be materially adverse to the Lenders. Notwithstanding the foregoing, the consummation of the Merger shall not be a condition to the making of the First Draw. Instead it shall be a condition to the making of the First Draw that the Contributions (as defined in the Merger Agreement) shall be consummated substantially in accordance with the Contribution Agreement, without any waiver or amendment thereof, or consent thereunder, that is materially adverse to the Lenders unless consented to by Commitment Parties holding more than 50% of the aggregate Commitments (such consent not to be unreasonably withheld), it being understood and agreed that any increase or reduction in the Special Payment shall be not deemed to be materially adverse to the Lenders.

2. Immediately following the Transactions, neither Holdings nor any of its subsidiaries will have any outstanding third party debt for borrowed money other than the ABL Facility, capitalized lease obligations and Existing Indebtedness listed in Annex I to Exhibit A to the Commitment Letter or that the Lead Arrangers otherwise have agreed (such agreement not to be unreasonably withheld) to permit to remain outstanding.

3. The Commitment Parties shall have received (a) if the Closing Date occurs after May 1, 2014, audited consolidated financial statements of the Borrower and UWWH for the 2013 fiscal year, (b) unaudited consolidated financial statements of the Borrower and UWWH for each quarterly period of 2014 ended at least 60 days prior to the Closing Date and for the same period of 2013 and (c) pro forma financial statements of Holdings, after giving effect to the Transactions for, if the Closing Date occurs after May 1, 2014, the 2013 fiscal year and, if applicable, for the four-quarter period ending with the latest fiscal quarter referred to in clause (b) above.

4. Subject in all respects to the Limited Conditionality Provisions, in the case of the First Draw, xpedx, and, in the case of the Second Draw, the Company and the Canadian Borrower shall have executed and delivered the ABL Documentation, and the Lenders shall have received customary legal opinions, certificates and closing documentation, substantially similar to those delivered in connection with the ABL Precedent Documentation.

5. Subject in all respects to the Limited Conditionality Provisions, (a) the Guarantees shall have been executed and delivered by the Guarantors and be in full force and effect or, in the case of Guarantees to be executed by UWWH and its subsidiaries, such Guarantees shall be executed and become in full force and effect substantially simultaneously with the Second Draw and (b) all documents and instruments required to create and perfect the ABL Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Borrower Entities and the Guarantors (or, in the case of UWWH and its subsidiaries, such documents and instruments shall be executed substantially

[4]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit C is attached.

simultaneously with the Second Draw) and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the ABL Documentation or to be released on or prior to the Closing Date.

6. The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of Holdings substantially in the form of Annex II to this Exhibit C certifying the solvency, after giving effect to the Transactions, of the Borrower Entities and their subsidiaries on a consolidated basis.

7. Subject in all respects to the Limited Conditionality Provisions, the Borrower Entities shall have provided, at least two Business Days prior to the Closing Date, the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act to the extent requested in writing at least 10 days prior to the Closing Date.

8. All reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and the fees and expenses of appraisers, consultants and other advisors) and compensation payable to the Lenders, the Commitment Letter Parties or the Administrative Agent as set forth in the Fee Letter shall have been paid to the extent due and to the extent invoiced at least 3 Business Days prior to the Closing Date. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Commitment Parties or the Administrative Agent and their respective affiliates under any other agreements.

9. The Lead Arrangers shall have been afforded a period of at least 15 consecutive Business Days after delivery of the Confidential Information Memoranda to syndicate the ABL Facility; provided that such 15 consecutive Business Day period shall exclude August 23, 2014 through September 2, 2014.

10. After giving effect to the Transactions, on the Closing Date, Excess Availability shall not be less than $300 million.

ANNEX I TO EXHIBIT C

Capitalized terms used in the following definitions (other than “Merger Agreement”, “Joint Bookrunners”, “Spinco Material Adverse Effect” and “UWWH Material Adverse Effect”) shall have the meaning given to them in the Merger Agreement, and any references to a “section” shall mean the specified section of the Merger Agreement.

“Spinco Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) the Spinco Business, the Spinco Entities, IP or any of IP’s Subsidiaries with respect to the Spinco Business, or the financial condition or results of operations of the Spinco Business, taken as a whole, or (y) the ability of IP or the Spinco Entities to consummate the Transactions and to perform their obligations under the Merger Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Spinco Business and matters generally affecting the industries in which the Spinco Business operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of the Merger Agreement or any of the Transaction Agreements, any actions that are required to be taken by the Merger Agreement or the Transaction Agreements, or the pendency or announcement of the Transactions (except that this clause (vi) shall be disregarded for purposes of clause (y) above and as the term “Spinco Material Adverse Effect” is used in Section 5.3 and, to the extent related to Section 5.3, Section 9.3(a)); provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a Spinco Material Adverse Effect exists or would reasonably be expected to exist, but only if the Spinco Business, the Spinco Entities or IP or any of IP’s Subsidiaries with respect to the Spinco Business are disproportionately affected thereby compared to other operators in the Spinco Business.

“UWWH Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) UWWH, its Subsidiaries or the financial condition or results of operations of UWWH, taken as a whole, or (y) the ability of UWWH to consummate the Transactions and to perform its obligations under the Merger Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a UWWH Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to UWWH, and matters generally affecting the industries in which UWWH operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of the Merger Agreement or any of the Transaction Agreements, any actions that are required to be taken by the Merger Agreement or the Transaction Agreements or the pendency or announcement of the Transactions (except that this clause (vi) shall be disregarded for purposes of clause (y) above and as the term “UWWH Material Adverse Effect” is used in Section 6.3 and, to the extent related to Section 6.3, Section 9.2(a); provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a UWWH Material Adverse Effect exists or would reasonably be expected to exist, but only if UWWH and its Subsidiaries are disproportionately affected thereby compared to other operators in UWWH’s business.

ANNEX II TO EXHIBIT C

Form of Solvency Certificate

Date:         , 201[    ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of             , a                           (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                          , 201[    ], among              (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title:	Chief Financial Officer

C-6